As filed with the Securities and Exchange Commission on December 3, 2008	OMB APPROVAL
Registration No. 333-152581	OMB Number: 3235-0336 Expires March 31, 2008 Estimated average burden hours per response 1312.9

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933     / X /

PRE-EFFECTIVE AMENDMENT NO.      __     / /

POST-EFFECTIVE AMENDMENT NO. 1     / X /

OPPENHEIMER QUEST INTERNATIONAL VALUE FUND, INC.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

[GRAPHIC OMITTED][GRAPHIC OMITTED]

(Address of Principal Executive Offices)

303-768-3200

[GRAPHIC OMITTED][GRAPHIC OMITTED]

(Registrant's Area Code and Telephone Number)

Robert G. Zack, Esq.
Executive Vice President & General Counsel
OppenheimerFunds, Inc.
Two World Financial Center-225 Liberty Street
New York, New York 10281
(212) 323-0250

[GRAPHIC OMITTED][GRAPHIC OMITTED]

(Name and Address of Agent for Service)

This Registration Statement is organized as follows:

     The Combined Prospectus and Proxy Statement and Statement of Additional Information in the form filed on September 23, 2008 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-152581) are incorporated herein by reference.

     This amendment is being filed solely in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Kramer Levin Naftalis & Frankel LLP, tax counsel for the Registrant.

OPPENHEIMER QUEST INTERNATIONAL VALUE FUND, INC.

FORM N-14

PART C

OTHER INFORMATION

Item 15. - Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Oppenheimer Quest International Value Fund, Inc. (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-152581) as filed with the Securities and Exchange Commission on September 11, 2008, which information is incorporated herein by reference.

Item 16. - Exhibits

(1)     (i) Articles of Incorporation dated 4/4/90: Previously filed with Registrant’s initial Registration Statement on Form N-1A, 5/4/90, and refiled with Registrant’s Post-Effective Amendment No. 18, 3/11/96, pursuant to Regulation S-T and incorporated herein by reference.

     (ii) Articles of Amendment to Articles of Incorporation dated 6/11/90: Previously filed with Registrant’s Post-Effective Amendment No. 23, 3/29/99, and incorporated herein by reference.

     (iii) Articles of Amendment to Articles of Incorporation dated 11/1/95: Previously filed with Registrant’s Post-Effective Amendment No. 22, 1/28/99, and incorporated herein by reference.

     (iv) Articles of Amendment to Articles of Incorporation dated 11/22/95: Previously filed with Registrant’s Post-Effective Amendment No. 18, 3/11/96, and incorporated herein by reference.

     (v) Articles of Amendment to Articles of Incorporation dated 8/4/03, effective 8/29/03: Previously filed with the Registrant’s Post-Effective Amendment No. 31, 3/24/05, and incorporated herein by reference.

(2)     (i) By-Laws: Previously filed with Registrant's initial Registration Statement on Form N-1A, 5/4/90, and refiled with Registrant's Post-Effective Amendment No. 18, 3/11/96, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

     (ii)     Amendment No. 1 to By-Laws dated 2/4/97: Previously filed with Registrant’s Post-Effective Amendment No. 20, 1/20/98, and incorporated herein by reference.

     (iii)     Amendment No. 2 to By-Laws dated 7/22/98: Previously filed with Registrant’s Post-Effective Amendment No. 22, 1/28/99, and incorporated herein by reference.

     (iv)     Amendment No. 3 to By-Laws 10/3/05: Previously filed with Registrant’s Post-Effective Amendment No. 32, 3/13/06, and incorporated herein by reference.

(3)     Not Applicable.

(4)     Not Applicable.

(5)     (i)     Specimen Class A Share Certificate: Previously filed with the Registrant’s Post-Effective Amendment No. 29, 1/23/04, and incorporated herein by reference.

     (ii)     Specimen Class B Share Certificate: Previously filed with the Registrant’s Post-Effective Amendment No. 29, 1/23/04, and incorporated herein by reference.

     (iii)     Specimen Class C Share Certificate: Previously filed with the Registrant’s Post-Effective Amendment No. 29, 1/23/04, and incorporated herein by reference.

     (iv)     Specimen Class N Share Certificate: Previously filed with the Registrant’s Post-Effective Amendment No. 29, 1/23/04, and incorporated herein by reference.

(6)     Amended and Restated Investment Advisory Agreement dated 9/01/07: Previously filed with the Registrant’s Post-Effective Amendment No. 34, 2/28/08, and incorporated herein by reference.

(7)     (i)     General Distributor's Agreement dated 11/22/95: Previously filed with Registrant's Post-Effective Amendment No. 18, 3/11/96, and incorporated herein by reference.

(ii)     Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

(iii)     Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

(iv)     Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

     (v)     Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.

     (vi)     Form of Trust Company Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

(8)     (i)     Compensation Deferral Plan for Eligible Trustees as Amended & Restated, effective 1/1/08: Previously filed with Post-Effective Amendment No. 15 to the Registration Statement of Oppenheimer MidCap Fund (Reg. No. 333-31533), ( 2/20/08), and incorporated herein by reference.

     (ii)     Amended & Restated Retirement Plan for Non-Interested Trustees and Directors, effective 11/1/07: Previously filed with Post Effective Amendment No. 15 to the Registration Statement of Oppenheimer MidCap Fund (Reg. No. 333-31533), (2/20/08), and incorporated herein by reference.

(9)     (i)     Global Custody Agreement dated February 16, 2007: Previously filed with Post-Effective Amendment No. 57 to the Registration Statement of Oppenheimer Rising Dividends Fund, Inc. (Reg. No. 2-65223), (7/31/07), and incorporated herein by reference.

     (ii)     Amendment No. 1 dated 7/20/07 to the Global Custody Agreement: Previously filed with Post-Effective Amendment No. 57 to the Registration Statement of Oppenheimer Rising Dividends Fund, Inc. (Reg. No. 2-65223), (7/31/07), and incorporated herein by reference.

(10)     (i)     Amended and Restated Service Plan and Agreement for Class A shares dated 10/3/05: Previously filed with Registrant's Post-Effective Amendment No. 32, 3/13/06, and incorporated herein by reference.

(ii)     Amended and Restated Distribution and Service Plan and Agreement for Class B shares dated 10/3/05: Previously filed with Registrant's Post-Effective Amendment No. 32, 3/13/06, and incorporated herein by reference.

(iii)     Amended and Restated Distribution and Service Plan and Agreement for Class C shares dated 10/30/5: Previously filed with Registrant's Post-Effective Amendment No. 32, 3/13/06, and incorporated herein by reference.

(iv)     Amended and Restated Distribution and Service Plan and Agreement for Class N shares dated 10/3/05: Previously filed with Registrant's Post-Effective Amendment No. 32, 3/13/06, and incorporated herein by reference.

(v)     Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through 8/20/08: Previously filed with the Post-Effective Amendment No. 23 to the Registration Statement of Oppenheimer Senior Floating Rate Fund (Reg. No. 333-128848), (11/26/08), and incorporated herein by reference.

(11)     Opinion and Consent of Counsel: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-152581), 9/11/08, and incorporated herein by reference.

(12)     Tax Opinion of Kramer Levin Naftalis & Frankel LLP relating to Registrant’s acquisition of Oppenheimer International Value Fund: Filed herewith.

(13)     Not applicable.

(14)     Independent Registered Public Accounting Firm’s Consents: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-152581), 9/11/08, and incorporated herein by reference.

(15)     Not applicable.

(16)     Power of Attorney for all Trustees/Directors and Principal Officers dated February 5, 2007: Previously filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of the Registrant (333-152581), 9/11/08, and incorporated herein by reference.

(17)     Not Applicable.

Item 17. – Undertakings

(1)     The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)     The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement or the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 3rd day of December, 2008.

Oppenheimer Quest International Value Fund, Inc.

By:     John V. Murphy*

     John V. Murphy, President,
     Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures     Title     Date

Thomas W. Courtney*          Chairman of the     December 3, 2008

Thomas W. Courtney          Board of Directors

John V. Murphy*          President, Principal     December 3, 2008
John V. Murphy           Executive Officer and Director

Brian W. Wixted*          Treasurer, Principal     December 3, 2008
Brian W. Wixted          Financial & Accounting Officer

David K. Downes*          Director     December 3, 2008

David K. Downes

Lacy B. Herrmann*          Director     December 3, 2008

Lacy B. Herrmann

Brian F. Wruble*          Director     December 3, 2008
Brian F. Wruble

*By:     /s/ Mitchell J. Lindauer
     Mitchell J. Lindauer, Attorney-in-Fact

OPPENEHEIMER QUEST INTERNATIONAL VALUE FUND, INC.

N-14

Post-Effective Amendment #1

EXHIBIT INDEX

Exhibit No.     Description

(12)     Tax Opinion of Kramer Levin Naftalis & Frankel LLP